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                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                          TLC VISION (USA) CORPORATION,

                            EYES OF THE FUTURE, P.C.,

                                       AND

                            FREDERIC B. KREMER, M.D.,

                            DATED AS OF JULY 11, 2005


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                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of July 11, 2005, by and among Eyes of the Future, P.C., a Pennsylvania professional corporation ("EOF"), and Frederic B. Kremer, M.D. ("Kremer") on the one hand and TLC Vision (USA) Corporation, a Delaware corporation ("TLC") on the other hand. TLC, EOF and Kremer are referred to collectively herein as the "Parties."

                                   WITNESSETH:

     WHEREAS, EOF is a Pennsylvania professional corporation which owns the assets which are used by and/or result from the Physician Owners' practice of medicine;

     WHEREAS, the Physician Owners are medical doctors practicing medicine in the Commonwealth of Pennsylvania;

     WHEREAS, TLC has agreed to acquire the Purchased Assets (as hereinafter defined) pursuant to the terms of this Agreement;

     WHEREAS, simultaneously with the Closing of the Contemplated Transactions, TLC shall transfer certain of the Purchased Assets used in connection with EOF's ambulatory surgery center (the "ASC Assets") to DelVal ASC, LLC, a Delaware limited liability company wholly owned by TLC (the "ASC LLC) and certain of the Purchased Assets used in connection with EOF's laser refractive facilities (the "Facilities Assets") to TLC Management (Delaware Valley), LLC (the "Management
LLC);

     WHEREAS, simultaneously with the Closing of the Contemplated Transactions, TLC, Frederic B. Kremer, M.D. P.C., a Pennsylvania professional corporation, and Frederic B. Kremer, M.D., a Physician Owner, shall consummate a transaction pursuant to which certain of the assets of Frederic B. Kremer, M.D., P.C., will be sold to TLC (the "Frederic B. Kremer, M.D., P.C. Transaction Documents")

     WHEREAS, simultaneously with the Closing of the Contemplated Transactions, Michael Aronsky, M.D., Carol Hoffman, M.D., George Pronesti, M.D. and Anthony C. Zacchei, M.D. (collectively referred to as the "Investor Physicians") are consummating a transaction pursuant to which the Investor Physicians shall purchase an eighteen percent (18%) interest in the aggregate in each of the ASC LLC, and the Management LLC from TLC or an Affiliate of TLC (the "LLC Purchase Transaction Documents"); and

     WHEREAS, the Parties anticipate that the transaction contemplated by this Agreement will further certain of their business objectives;

     WHEREAS, the Parties desire to set forth in writing the terms and conditions under which the transactions contemplated by this Agreement will be consummated.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, it is agreed as follows:

          DEFINITIONS.

     "Accounts Receivable" means all accounts and any and all rights to payment of money or other forms of consideration of any kind (whether classified under the Uniform Commercial Code as accounts, chattel paper, general intangibles or otherwise) for goods sold or leased or for services rendered by EOF, or any physician, optometrist, or other Person acting in the name of and on behalf of EOF, including, but not limited to, accounts receivable, proceeds of any letters of credit naming EOF as beneficiary, chattel paper, insurance proceeds related to claims made for events prior to the Closing Date and which relate to the personal property included in the Purchased Assets, contract rights, notes, drafts, instruments, documents, acceptances and all other debts, obligations and liabilities of whatever form from any other Person.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Agreement" has the meaning set forth in the preface above.


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     "Applicable Laws" has the meaning set forth in Section 3(r) below.

     "ASC LLC" has the meaning set forth in the preface above.

     "Assumed Contracts" includes all of EOF's rights and interests in and to and obligations under the following contracts and agreements:

          any and all leaseholds and subleaseholds in real property, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenances and hereditaments benefiting same (such as appurtenant rights in and to public streets), as described on Schedule 1(a) attached hereto (the "Real Property Leases");

          any and all leases or subleases of equipment or other personal property, and rights thereunder as described on Schedule 1(b) attached hereto; and

          any and all agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder and any other agreement or contract set forth on Schedule 1(c).

     "Assumed Liabilities" has the meaning set forth in Section 2(b) below.

     "CHAMPUS" means the Civilian Health and Medical Program of the Uniformed Services.

    "Closing" has the meaning set forth in Section 2(d) below.

    "Closing Date" has the meaning set forth in Section 2(d) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Contemplated Transactions" means all of the transactions contemplated by this Agreement.

     "Delaware Limited Liability Company Act" means the Delaware Limited Liability Company Act, as amended, Title 6, Chapter 18 of the General Laws of the State of Delaware.

     "Effective Time" means 12:01 a.m. the day after the Closing Date.

     "Employee Benefit Plans" has the meaning set forth in Section 3(p)(i) below.

     "Environmental Laws" means all federal, state, and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and other governmental requirements relating to pollution, control of chemicals, storage and handling of petroleum products, management of waste (including biohazardous or biomedical waste), discharges of materials into the environment, health, safety, natural resources, and the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "EOF" has the meaning set forth in the preface above.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excluded Assets" means (a) the articles of incorporation, taxpayer and other identification numbers, seals, minute books, transfer books, and other documents relating to the organization, maintenance, and existence of EOF as a professional corporation, (b) employment or noncompete agreements between EOF and those licensed medical doctors and optometrists under contract with EOF to provide medical services to EOF patients, (c) all patient records and patient lists, (d) all insurance policies of EOF and all claims arising thereunder and all prepaid expenses on malpractice insurance premiums, (e) the inventories, cash, and Accounts Receivable disposed of, canceled, expended or collected, as the case may be, by EOF after the date hereof and prior to the Closing in the Ordinary Course of Business, (f) personal property of individual Physician Owners and other professional corporation employees which is not included on the financial statements of EOF, (g) EOF's cash on hand as of the Closing Date, (h) EOF's third-party payor agreements other than EOF's Medicare provider agreement
(i) all drugs owned by EOF,(j) any rights of EOF under this Agreement or any related document or under any other agreement between EOF on the one hand, and TLC on the other hand entered into on or after the date of this Agreement, (k) all Employee Benefit Plans or other pension or profit sharing plans of EOF, (l) all interests in real property owned by EOF (excluding leasehold or subleasehold interests), (m) the names "Dr. Frederic B. Kremer" and "Kremer" other


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than the use of such names with respect to the provision of professional ophthalmology services or optometric professional services, refractive surgical services, eyeglasses and other eyewear, and any other healthcare services related to diseases and surgery of the eye; and (n) the property and assets expressly designated on Schedule 1(d).

     "FBK" means Frederic B. Kremer, M.D., P.C.

     "FBK Purchase Agreement" means that certain Asset Purchase Agreement by and among TLC Vision (USA) Corporation, Frederic B. Kremer, M.D., P.C. and Frederic
B. Kremer dated July 11, 2005.

     "Frederic B. Kremer, M.D., P.C. Transaction Documents" has the meaning set forth in the premises.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Governmental Body" means any:

          (a) Nation, state, county, city, town, burrow, village, district or other jurisdiction;

          (b)  Federal, state, local, municipal, foreign or other government;

          (c) Governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

          (d)  Multi-national organization or body;

          (e) Body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

          (f)  Official of any of the foregoing.

     "Hazardous Materials" has the meaning set forth in Section 3(s) below.

     "Health Care Law" means all federal, state or local laws, statutes, codes, ordinances, regulation manuals or principles of common law relating to healthcare regulatory matters, including without limitation (i) 42 U.S.C. Sections 1320a-7, 7a and 7b, which are commonly referred to as the "Federal Anti-Kickback Statute"; (ii) 42 U.S.C. Section 1395nn, which is commonly referred to as the "Stark Statute"; (iii) 31 U.S.C Sections 3729-3733, which is commonly referred to as the "Federal False Claims Act"; (iv) Titles XVIII and XIX of the Social Security Act, implementing regulations and program manuals; and (v) 42 U.S.C. Sections 1320d-1320d-8 and 42 C.F.R. Sections 160, 162 and 164, which is commonly referred to as HIPAA.

     "Indemnified Person" means any Person entitled to indemnity under this Agreement.

     "Investor Physician" has the meaning set forth in the preface above.

     "IRS" means the Internal Revenue Service.

     "Knowledge" of a particular fact or other matter by an individual means the actual knowledge of such individual. EOF shall be deemed to have Knowledge of a particular fact or matter if Kremer, Jim Staats or Tara Hopewell has, or at any time had, Knowledge of that fact or other matter. TLC shall be deemed to have the Knowledge of a particular fact or matter if James C. Wachtman, Steve Rasche, Bob Ryan, Bill Leonard, or Patty Larson has, or at any time had, Knowledge of that fact or other matter.

     "Liability" means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

     "Loss" has the meaning set forth in Section 9(b) below.

     "Management LLC" means TLC Management (Delaware Valley), LLC, a Delaware limited liability agreement and wholly owned subsidiary of TLC.


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     "Management Co. Operating Agreement" means the Limited Liability Company
Agreement of TLC Management (Delaware Valley), LLC, as defined in the Delaware Limited Liability Company Act.

     "Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of EOF taken as a whole except for (i) effects or changes that are generally applicable to the industries or markets in which EOF operates; (ii) changes in the United States or world financial markets or general economic conditions,
(iii) effects arising from war or terrorism or (iv) the public announcement of the Contemplated Transactions.

     "Medicaid" means any state program pursuant to which health care providers are paid or reimbursed for care given or goods afforded to indigent persons and administered pursuant to a plan approved by the Centers for Medicare and Medicaid Services under Title XIX of the Social Security Act.

     "Medical Waste" includes, but is not limited to, pathological waste, blood, sharps, wastes from surgery or autopsy, dialysis waste, including contaminated disposable equipment and supplies, cultures and stock of infectious agents and associated biological agents, contaminated animals, isolation wastes, contaminated equipment, laboratory waste, various other biological waste and discarded materials contaminated with or exposed to blood, excretion or secretion from human beings or animals, and any substance, pollutant, material or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.

     "Medical Waste Law" means the Medical Waste Tracking Act of 1988, as amended, the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 U.S.C.A. Sections 2501, et seq., the Marine Protection, Research and Sanctuaries Act of 1972, 33 U.S.C.A. Sections 1401, et seq., the Occupational Safety and Health Act, 29 U.S.C.A. Sections 651, et seq., the United States Department of Health and Human Services, National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119, all regulations and orders issued pursuant to any of the foregoing, and any other federal, state, regional, county, municipal or other local laws, regulations and ordinances insofar as they purport to regulate Medical Waste or impose requirements relating to Medical Waste.

     "Medicare" means any medical program established under Title XVIII of the Social Security Act and administered by the Centers for Medicare and Medicaid Services.

     "Necessary Authorizations" means, with respect to EOF, all certificates of need, authorizations, certifications, consents, approvals, permits, licenses, notices, accreditations and exemptions, filings and registrations, and reports required by Applicable Laws, which are required or necessary to the lawful ownership and operation of EOF's business.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

     "Parties" has the meaning set forth in the preface above.

     "PBGC" has the meaning set forth in Section 3(p)(ii) below.

     "Pennsylvania Professional Corporation Act" means the Pennsylvania Professional Corporation Act of the State of Pennsylvania, as amended.

     "Permitted Encumbrances" has the meaning set in Section 2(b).

     "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body (or any department, agency, or political subdivision thereof).

     "Physician Owners" means Frederic B. Kremer, M.D., Michael Aronsky, M.D., Carol Hoffman, M.D., George Pronesti, M.D., and Anthony C. Zacchei, M.D.

     "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or arbitrator.

     "Provider" has the meaning ascribed to it in the Services Agreement.

     "Provider Employment Agreement" has the meaning ascribed to it in the Services Agreement.

     "Purchase Price" has the meaning set forth in Section 2(a) below.


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     "Purchased Assets" means all of EOF's right, title, and interest in and to the following assets of EOF owned as of the Closing Date:

          any and all furniture, fixtures, office furnishings, tools and similar property, equipment and other capital assets of EOF, including but not limited to the items described on Schedule 1(b) attached hereto;

          any and all inventory of supplies, janitorial and office supplies, and other disposables and consumables on hand or under order on the Closing Date (excluding drugs);

          any and all intangible assets, goodwill, going concern value, service marks and service names (whether registered or unregistered), and applications therefor, all rights in and to internet domain names presently used by EOF, telephone numbers presently used by EOF, all intellectual property used in connection with the operations of EOF (including the names "Dr. Frederic B. Kremer" and "Kremer", with respect to the provision of professional ophthalmology services or optometric professional services, refractive surgical services, eyeglasses and other eyewear, and any other healthcare services related to diseases and surgery of the eye) and goodwill associated therewith, and licenses and sublicenses granted and obtained with respect thereto (not necessary for the practice of medicine), and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions in which EOF operates;

          any and all claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment which have accrued as a result of the operation of business of EOF (except any such item relating to the payment of Taxes);

          any and all franchises, approvals, permits, licenses (not necessary for the practice of medicine), Medicare provider numbers related to the operation of the ASC Assets, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies which are assignable;

          any and all books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials (excluding patient medical records), and other writings used in connection with the operations of EOF whatsoever;

          data processing programs, software programs, computer printouts, databases and hardware and related items used in the conduct of the business of EOF, including, without limitation, accounting, invoices, auditing and data processing bases and programs;

          EOF's Accounts Receivable which shall be delivered to TLC upon receipt by EOF;

          all other assets, personal property, tangible and intangible personal property used by EOF in connection with the operation of its business (except for the Excluded Assets).

          a restrictive covenant agreement, executed by Frederic B. Kremer, M.D., one of the Physician Owners, in the form attached hereto as Exhibit 1(a).

     The term "Purchased Assets" shall not include any specific item included within the definition of Excluded Assets set forth herein.

     "Real Property Leases" has the meaning set forth within the definition of Assumed Contracts in this Section 1.

    "Requisite EOF Approval" means the affirmative vote of the holders of the requisite percentage of the shares of EOF which is required by the Pennsylvania Professional Corporation Act to approve the transactions contemplated by this Agreement.

     "Requisite TLC Approval" means the affirmative vote of a majority of the TLC directors in favor of this Agreement.

     "Retained Liabilities" has the meaning ascribed to it in Section 2(b).


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     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest other than (a) mechanic's, materialmen's or similar lien, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Services Agreement" means that certain Service Agreement dated as of the Closing Date by and among Management LLC and the Successor Medical Practice attached hereto as Exhibit 1(b).

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Successor Medical Practice" shall mean Delaware Valley Vision Associates Group, LLC, which is a party to the Services Agreement.

     "Third-Party Claim" means any claim against any Indemnified Person by a Person that is not a party to this Agreement, whether or not involving a Proceeding.

     "TLC" has the meaning set forth in the preface above.

     "TLC - DEL" means TLC Management (Delaware Valley), LLC, a Delaware limited liability company and wholly owned subsidiary of TLC.

     "TLC - DEL Operating Agreement" means the Limited Liability Company Agreement of TLC - DEL, as defined in the Delaware Limited Liability Company Act.

          Basic Transaction.

          Purchase and Sale of Assets. At the Closing, on and subject to the terms and conditions of this Agreement, EOF agrees to transfer, sell, convey and deliver to TLC and TLC agrees to purchase, all of the Purchased Assets and EOF agrees to assign and TLC agrees to assume or cause an Affiliate to assume all of the Assumed Contracts for a price equal to cash in the amount of Twenty-Nine Million Two Hundred Five Thousand and 00/100 Dollars ($29,205,000) (the "Purchase Price") to be paid or satisfied as set forth in Section 2(c).

          Assumption of Liabilities.

               TLC or an Affiliate of TLC shall assume at the Effective Time, and shall perform or discharge on or after the Effective Time, only
          (A) the contracts, leases, commitments, obligations and liabilities of EOF which are included in the definition of Assumed Contracts; (B) EOF's trade accounts payable and other short-term obligations incurred in the Ordinary Course of Business no more than thirty (30) days prior to the Closing Date; and (C) the Security Interests described on
          Schedule 2(b) (the "Permitted Encumbrances") (the foregoing (A), (B) and (C) are hereinafter collectively referred to as the "Assumed Liabilities"), and neither TLC nor any of its Affiliates shall assume any other liabilities of EOF.

               Other than the Assumed Liabilities, neither TLC nor any of its Affiliates shall be deemed to have assumed, nor shall TLC or any of its Affiliates assume any Liability of EOF including but not limited to: (A) any Liability which may be incurred by reason of any breach of or default under contracts, leases, commitments or obligations of EOF which occurred prior to the Effective Time; (B) any Liability for any employee benefits payable to employees of EOF, including, but not limited to, liabilities arising under any Employee Benefit Plan of EOF; (C) any Liability based upon or arising out of a violation of any laws by EOF, including, without limiting the generality of the foregoing, any such liability which may arise in connection with agreements, contracts, commitments or provision of services by EOF or any Physician Owner; (D) any Liability based upon or arising out of any tortious or wrongful actions of EOF or any Physician Owner, (E) any Liability for the payment of any taxes imposed by law on EOF arising from any activities of EOF prior to the Effective Time or by reason of the transactions contemplated by this


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          Agreement; (F) any Liability for the payment of legal fees incurred by
          EOF prior to the Closing; (G) any term debt of EOF not included in the Permitted Encumbrances; or (H) any trade accounts payable not included in the Assumed Liabilities (collectively the "Retained Liabilities").

          Purchase Price. TLC shall pay the Purchase Price at the Closing in cash, payable by wire transfer or delivery of immediately available funds. EOF and Kremer acknowledge and agree that the Purchase Price shall be distributed as soon as possible on or after the Closing Date, subject to necessary reserves to satisfy obligations of EOF.

          The Closing. The closing of the transaction (the "Closing") shall take place at the offices of Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania, commencing at 9:00 a.m. local time on July 11, 2005 (the "Closing Date").

          Deliveries at Closing. At the Closing, (i) TLC will deliver to EOF the various certificates, instruments, and documents referred to in Section 7(b) below; (ii) EOF will deliver to TLC the various certificates, instruments, and documents referred to in Section 7(a) below.

          Proration. The following prorations among the Parties shall be made as of the Closing Date, with EOF remaining liable to the extent such items relate to any time period up to the Closing Date and TLC being liable to the extent such items relate to periods on and after the Closing Date:

               Any ad valorem taxes, including, without limitation, personal property taxes and assessments, and other taxes, if any, on or with respect to the Purchased Assets,

               Rents, additional rents, taxes and other items payable by EOF under any lease, license, permit, contract or any other agreement or arrangement to be assigned to or assumed by TLC, and

               The amount of rents, taxes, and charges for sewer, water, fuel, telephone, electricity, and other utilities; provided, that if practicable, a meter reading shall be taken on the Closing Date and the respective obligations of the Parties determined in accordance with such readings.

     To the extent possible, the net amount of all such prorations will be settled in cash at the Closing. If the actual expense of any of the above items for the billing period in which the Closing Date falls is not known at the Closing, the proration shall be made based on the expense incurred in the previous billing cycle, for expenses billed less often than quarterly, and on the average expense incurred in the preceding three (3) billing periods, for expenses billed quarterly or more often.

          Taxes and Expenses. EOF shall be responsible for any business, occupation, withholding or similar tax or taxes of any kind related to EOF's business for any period prior to the Closing Date. All applicable sales, use (excluding use taxes associated with the transfer of Purchased Assets by TLC into or out of any State in which EOF presently operates) and tangible taxes, documentary stamp taxes, filing and recording costs and other transfer taxes, costs and fees relating to the transfer of title to the Purchased Assets, and the consummation of the transactions described herein, shall be paid by EOF.

          Allocation. The Parties agree to allocate the Purchase Price among the Purchased Assets (and all other capitalizable costs) for tax purposes in accordance with their relative fair market values and Schedule 2(h) reflects the agreed upon fair market value of certain assets.

          Employees. As of the Closing Date, EOF shall terminate all the employees of EOF. TLC or an Affiliate of TLC may offer to hire such terminated employees (other than Providers) as it desires. Each Provider listed on Schedule 2(i) to this Agreement shall become an employee of the Successor Medical Practice and shall execute a Provider Employment Agreement. EOF shall retain responsibility under any and all employment agreements with respect to terminated employees. EOF hereby covenants and agrees that it will take whatever steps are necessary to pay or fund completely or reserve completely for any accrued benefits, where applicable, or vested accrued benefits for which EOF or any entity might have any liability whatsoever arising from any salary, wage, benefit, bonus, sick leave, insurance, employment tax or similar liability of EOF to any employee or other person or entity (including,


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without limitation, any Employee Benefit Plan of EOF and any liability under employment contracts with EOF) allocable to services performed prior to the Closing Date. EOF acknowledges that the purpose and intent of this covenant is to assure that TLC shall have no liability whatsoever at any time in the future with respect to any of EOF's employees during the term of their employment by EOF, including, without limitation, any Employee Benefit Plan of EOF.

          Other Assignments and Transfers. EOF shall transfer all of its patient records and inventory of drugs to the Successor Medical Practice on the Closing Date. EOF shall, at the request of TLC and to the extent permitted by the Centers for Medicare and Medicaid Services, assign all its rights in and to its Medicare provider number relating to the ambulatory surgery center to the ASC LLC. If requested by TLC within one hundred twenty (120) days of the Closing Date, EOF acknowledges and agrees to execute and deliver any and all documents and instruments reasonably necessary to transfer such provider number to the ASC LLC.

          Representations and Warranties of EOF and Kremer. EOF and Kremer represent and warrant to TLC that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

          Organization, Qualification, and Power. EOF is a professional corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. EOF is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the character or location of the properties owned or the business conducted by EOF makes such qualification necessary. EOF has the full power and authority to carry on the business in which it is engaged and to own and use the properties owned, leased and used by it.

          Ownership Interest of EOF. Schedule 3(b) sets forth the number of shares each Physician Owner holds in EOF. Except as set forth on Schedule 3(b), there are no other shares, options, warrants or convertible debt of any form authorized or outstanding.

          Authorization of Transaction. Subject to obtaining any required approvals from any Governmental Body, EOF has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of EOF and the Kremer, enforceable in accordance with its terms and conditions.

          Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Body, professional regulatory organization or court to which EOF is subject or any provision of the articles of incorporation or bylaws of EOF or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which EOF is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as set forth on Schedule 3(d), EOF is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order for EOF to consummate the transactions contemplated by this Agreement.

          Title; Condition. EOF has, or will have on the Closing Date, legal and beneficial title to, or leasehold interest in, all of its tangible and intangible property free and clear of any Security Interest other than the Permitted Encumbrances. Except for real and personal property leased to or licensed by EOF, EOF's tangible and intangible property (other than service marks and service names) are not subject to any lien, lease, conditional sales agreement, option, right of first refusal or any other encumbrance or charge other than the Permitted Encumbrances. To the Knowledge of EOF, EOF has legal and beneficial title to its service marks and service names free and clear of any claims of any other Person.

          Tangible Assets. EOF owns or leases all land, buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each tangible asset is free from defects, has been maintained in accordance with normal industry practice and is in operating condition (subject to normal wear and tear).

          Subsidiaries and Investments. EOF does not own, directly or indirectly, any capital stock or other equity ownership or proprietary interest in any other corporation, partnership, association, limited liability company, trust, joint venture or other entity.

          Financial Statements. EOF has delivered to TLC: (a) a combined audited balance sheet of EOF and Frederic B. Kremer, M.D., P.C. ("FBK") as of December 31, 2004 (including the notes thereto, the "Balance Sheet"), and the related audited statements of income and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Gocial Gerstein, LLC independent certified public accountants; (b) combined audited balance sheets of EOF and FBK as of December 31 in each of the fiscal years 2000 through 2003 and the related audited statements of income for each of the fiscal years then ended, including in each case the notes thereto; and (c) an unaudited balance sheet of EOF and FBK as of March 31, 2005, (the "Interim Balance Sheet") and the related statements of income for the three (3) months then ended. Such financial statements fairly present (and the financial statements delivered pursuant to Section 0 will fairly present) the financial condition and the results of operations and cash flows of EOF and FBK as of the respective dates and for the periods referred to in such financial statements, all in accordance with GAAP, except with respect to the interim statements which do not comply with GAAP due to the absence of notes and the need for normal year-end adjustments. The financial statements referred to in this Section and delivered pursuant to Section 0 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed, in the case of the audited financial statements, in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting records of EOF and FBK. EOF's auditors have not issued any letters to EOF's board of directors thereof during the thirty-six (36) months preceding the execution of this Agreement.

          No Changes Prior to Closing Date. During the period from December 31, 2004 through the date hereof EOF has not (i) incurred any liability or obligation of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due), except in the Ordinary Course of Business, (ii) written off as uncollectible any notes or Accounts Receivable, except write-offs in the Ordinary Course of Business charged to applicable reserves, (iii) conducted its business in such a manner so as to increase its accounts payable or so as to decrease its Accounts Receivable, other than in the Ordinary Course of Business, (iv) granted any increase in the rate of wages, salaries, bonuses, or other remunerations of any employee, except in the Ordinary Course of Business, (v) canceled or waived any claims or rights of substantial value, (vi) made any change in any method of accounting, (vii) except as provided on
Schedule 3(i), otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the Ordinary Course of Business,
(viii) except as provided on Schedule 3(i), agreed, whether or not in writing, to do any of the foregoing, or (ix) disposed of its assets other than in the Ordinary Course of Business.

          Other Contracts. Schedule 3(j) lists all contracts and other agreements, whether written or oral, to which EOF is a party, except that agreements described in subsections (i) and (ii) may be omitted if, and only if, such agreements involve a commitment on an annual basis in amount less than Fifteen Thousand Dollars ($15,000), including but not limited to:

               any agreement for the lease of real or personal property to or from any Person;

               any agreement for the purchase or sale of supplies, products, or other personal property or for the furnishing or receipt of services;

               any agreement concerning a partnership, limited liability company or joint venture;

               any agreement with an ophthalmologist, optometrist or any other health care provider;

          any agreement under which EOF has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation pursuant to which it has imposed a Security Interest in respect of any of its assets, tangible or intangible;

          any agreement concerning confidentiality or noncompetition;

          any profit sharing, option, deferred compensation, severance, or other plan or arrangement for the benefit of EOF's current or former owners, directors, partners, managers, officers, and/or employees;

          any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing severance benefits;

          any agreement pursuant to which EOF has advanced or loaned any amount to any of its directors, officers, and employees;

          any agreement pursuant to which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of EOF; or

          any agreements with third party payors or other health plans for the provision of health care services.

     EOF has delivered to TLC a correct and complete copy of each written agreement listed on Schedule 3(j) (as amended through the Closing Date) and a written summary setting forth the terms and conditions of each oral agreement referred to on Schedule 3(j). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect with respect to EOF and to the Knowledge of EOF is legal, valid, binding, enforceable; and in full force and effect with respect to the other parties thereto; (B) except as set forth on Schedule 3(j), no notice of this Agreement or consent of any third party is required in order for EOF to execute and deliver this Agreement or to consummate the transactions contemplated hereby;
(C) Except for the failure to obtain any third party consents necessary to assign the Assumed Contracts or as otherwise described on Schedule 3(j), EOF is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, modification, or acceleration under the agreement and to the Knowledge of EOF and Kremer no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) to the Knowledge of EOF and Kremer no party has repudiated any provision of the agreement. EOF acknowledges and agrees that neither TLC nor any of its Affiliates shall have an obligation to assume and neither TLC nor any of its Affiliates shall not assume EOF's obligations under any agreement listed on Schedule 3(j) unless such obligation is also listed on Schedules 1(a), (b) or (c).

     Undisclosed Liabilities. Except as set forth on Schedule 3(k), EOF has no uninsured liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated, or unliquidated, and whether due or to become due), including any liability, for taxes, except for (i) liabilities set forth on the face of the Interim Balance Sheet (ii) liabilities which have arisen after the date of the Interim Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and (iii) liabilities under certain contracts and agreements (except for liabilities which related to a breach of such contracts or agreements) which either are disclosed on Schedule 3(j) or are not otherwise required to be disclosed.

     Insurance; Malpractice. Schedule 3(l) contains a list of all policies or binders of fire, liability, product liability, workers compensation, health and other forms of insurance policies or binders currently in force insuring against risks which will remain in full force and effect at least through the Closing Date. Schedule 3(l) contains a description of all current malpractice liability insurance policies of the Physician Owners, EOF and EOF's professional employees. Neither EOF, the Physician Owners, nor EOF's professional employees have, in the last three (3) years, filed a written application for any insurance coverage relating to EOF's business or property which has been denied by an insurance agency or carrier. EOF and EOF's professional employees have been continuously insured for professional malpractice claims during the last three (3) years.
Schedule 3(l) also sets forth a list of all claims for any loss in excess of Twenty-Five Thousand and no/100 Dollars ($25,000.00) per occurrence filed by or against EOF or EOF's professional employees during the three (3) year period immediately preceding the date hereof, including workers compensation, general liability, environmental liability and professional malpractice liability claims. Neither EOF, nor to the Knowledge of EOF, any of EOF's professional employees, is in default with respect to any provision contained in any such policy and none of them has failed to give any notice or present any claim under any such policy in a due and timely fashion.

     Litigation. Except as set forth on Schedule 3(m), there is no suit, action, proceeding at law or in equity, arbitration, administrative proceeding or other proceeding or investigation by any Governmental Body pending, or to the Knowledge of Kremer and EOF threatened against, or affecting EOF or any of the Purchased Assets or Assumed Contracts, or to the Knowledge of Kremer and EOF against any physician or other health care professional engaged or employed by EOF in his or her capacity as a physician or health care professional or resulting or arising from his or her employment with EOF, and to the Knowledge of Kremer and EOF there is no basis for any of the foregoing. None of the actions, suits, proceedings, hearings, and investigations set forth on Schedule 3(m) will result in a Material Adverse Change.

     Tax Matters. All federal, state and other tax returns of EOF required by law to be filed have been timely filed, and EOF has paid or adequately provided for all taxes (including taxes on properties, income, franchises, licenses, sales and payrolls) which have become due pursuant to such returns or pursuant to any assessment, except for any taxes and assessments, the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which EOF has set aside on its books adequate reserves. There are no tax liens on any of EOF's assets except those with respect to taxes not yet due and payable. There are no pending tax examinations of EOF's tax returns nor has EOF received a revenue agent's report asserting a tax deficiency in the last twelve (12) months. There are not now and will not be on the Closing Date, any claims pending or asserted against EOF for unpaid taxes by any federal, state or other governmental body. EOF has withheld from each payment made to employees of EOF the amount of all taxes (including, but not limited to, federal, state and local income taxes and Federal Insurance Contribution Act taxes) required to be withheld therefrom and all amounts customarily withheld therefrom, and has set aside all other employee contributions or payments customarily set aside with respect to such wages and has paid or will pay the same to, or has deposited or will deposit such payment with, the proper tax receiving officers or other appropriate authorities.

     Third-Party Relations. EOF has not received any written notice that any material, supplier, employee or associated physician, optometrist or other provider intends to cease doing business with EOF.

     Employee Benefit Plans.

          List of Plans. Schedule 3(p) contains an accurate and complete list of all employee benefit plans ("Employee Benefit Plans") within the meaning of
     Section 3(3) of ERISA, whether or not any Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by EOF (including all employers (whether or not incorporated) which by reason of common control are treated together with EOF and/or the Physician Owners as a single employer within the meaning of
     Section 414 of the Code) since September 2, 1974.

          Status of Plans. EOF has never maintained and does not now maintain or contribute to any Employee Benefit Plan subject to ERISA, which is not in substantial compliance with ERISA or which has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code or which is subject to Title IV of ERISA. EOF has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Employee Benefit Plan covering any employees of EOF or ceased operations at any facility or withdrawn from any such Plan in a manner which could subject it to liability under Section 4062(f), 4063 or 4064 of ERISA, and knows of no facts or circumstances which might give rise to any liability of EOF to the PBGC under Title IV of ERISA which could reasonably be anticipated to result in any claims being made against EOF by the PBGC. EOF has not incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4202 of ERISA, to any Employee Benefit

     Plan which is a Multiemployer Plan (as defined in Section 4001 of ERISA), and no event has occurred, and there exists no condition or set of circumstances, which represent a risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which would result in any liability of EOF.

          Contributions. Full payment has been made of all amounts which EOF is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which EOF is a party, to have paid as contributions thereto as of the last day of the most recent plan year of such Employee Benefit Plan ended prior to the date hereof. EOF has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

          Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and, nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.

          Transactions. EOF has not engaged in any transaction with respect to the Employee Benefit Plans which would subject it to a tax, penalty or liability for prohibited transactions under ERISA or the Code nor have any of its directors, officers or employees to the extent they or any of them are fiduciaries with respect to such plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which would result in any claim being made under or by or on behalf of any such plans by any party with standing to make such claim.

          Other Plans. EOF presently does not maintain any Employee Benefit Plans or any other foreign pension, welfare or retirement benefit plans other than those listed on Schedule 3(p).

          Documents. EOF has delivered or caused to be delivered to TLC true and complete copies of (i) all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest IRS determination letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code, and (ii) the most recently filed Form 5500 for each Employee Benefit Plan required to file such form.

     Employee Compensation. EOF has paid or discharged or will pay or discharge or assume all liabilities for compensation and benefits to which all its employees, including physician employees, are entitled through the Closing Date, including but not limited to all salaries, wages, bonuses, incentive compensation, payroll taxes, hospitalization and medical expenses, deferred compensation, and vacation and sick pay, as well as any severance pay becoming due as a result of the termination of certain of EOF's employees.

     Compliance with Applicable Laws. EOF and its physician employees (while employed by EOF) have operated in compliance with all federal, state, county and municipal laws, constitutions, ordinances, statutes, rules, regulations, including Health Care Law, and orders applicable thereto ("Applicable Laws"). Neither EOF, Kremer nor any physician employed by EOF has received or made any payment or any remuneration whatsoever to induce or encourage the referral of patients or the purchase of goods and/or services as prohibited under any state law or Health Care Law, nor has any governmental authority or third-party payor formally alleged in writing any violation of Health Care Law by EOF or the Physician Owners within the last seven (7) years. Without limiting the generality of the foregoing:

          Permits and Licenses. Except as disclosed on Schedule 3(r)(i), (EOF and all physicians and other health care professionals engaged or employed by EOF have all permits and licenses and other Necessary Authorizations required by all Applicable Laws to provide services in the manner historically provided by EOF; have made all regulatory filings necessary for the conduct of EOF's business; and are not in violation of any of said permitting or licensing requirements, except where failure to secure such licenses, permits and other Necessary Authorizations does not have an adverse effect on the business of EOF or the physicians associated with EOF taken as a whole.

          Health Care Compliance. EOF is participating in or otherwise authorized to receive reimbursement from Medicare and Medicaid and is a party to other third-party payor agreements, if any, set forth in Schedule 3(j). All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned, and to the Knowledge of EOF and Kremer, no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third-party payor program, except where such event does not have an adverse effect on the business of EOF or the physicians associated with EOF taken as a whole. EOF is in compliance with the requirements of all such third-party payors. EOF, the Physician Owner, and EOF's physician employees do not have any financial relationship (whether investment interest, compensation interest, or otherwise) with any entity to which any of the foregoing refer patients, except for such financial relationships that qualify for exceptions to state and federal laws restricting physician referrals to entities in which they have a financial interest.

          Fraud and Abuse. Neither EOF, Kremer, nor any other physicians or other health care professionals while employed by EOF, have engaged in any activities which are prohibited under any Health Care Law, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following: (a) knowingly and willfully making or causing to be made a false statement or representation in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) knowingly and willingly concealing any event affecting the initial or continued right to receive any benefit or payment with intent to fraudulently secure such benefit or payment either in an amount or quantity greater than that which is due or authorized; or (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid or (2) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

          Practice Compliance. EOF has all licenses and permits necessary to operate at the locations where it practices medicine in accordance with the requirements of all Applicable Laws and has all Necessary Authorizations for the use and operation of a medical practice, all of which are in full force and effect. Schedule 3(r)(iv) lists all licenses and permits held by EOF. There are no outstanding notices relating to EOF issued by any Governmental Body or authority or third-party payor requiring conformity or compliance with any Applicable Law or condition for participation with such governmental authority or third-party payor, and after reasonable and independent inquiry and due diligence and investigation, EOF has neither received notice nor has any Knowledge or reason to believe that such Necessary Authorizations may be revoked or not renewed in the Ordinary Course of Business.

     Environmental Matters.

          To the Knowledge of EOF and Kremer, EOF is in compliance with all applicable Environmental Laws.

          EOF has not, in violation of applicable Environmental Laws, authorized or conducted the disposal or release, or other handling of any Medical Waste, hazardous substance, hazardous waste, hazardous material, hazardous constituent, toxic substance, pollutant, contaminant, asbestos, radon, polychlorinated biphenyls ("PCBs"), petroleum product or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas, biohazardous or biomedical material, or other material defined, regulated controlled or potentially subject to any remediation requirement under any Environmental Law (collectively "Hazardous Materials"), on, in, under or affecting any property owned or leased by EOF.

          EOF has, and is in compliance with, all licenses, permits, registrations, and Governmental Body authorizations necessary to operate under all applicable Environmental Laws. Schedule 3(r)(iv) lists all such licenses, permits, registrations and Governmental Body authorizations held by EOF and required by any Environmental Law.

          EOF has not received any written or oral notice from any Governmental Body or entity or any other Person and there is no pending or to the Knowledge of EOF threatened claim, litigation or any administrative agency proceeding that: (a) alleges a violation of any Environmental Law(s) by EOF or, with respect to the Purchased Assets or any property owned or leased by EOF, (b) alleges that EOF is a liable party or potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., or any analogous state law,
     (c) has resulted or could result in the attachment of an environmental lien on any of the Purchased Assets or property owned or leased by EOF or (d) alleges that EOF is liable for any contamination of the environment, contamination of any property owned or leased by EOF, damage to natural resources, property damage, or personal injury based on its activities or the activities of any predecessor or third parties involving Hazardous Materials, whether arising under the Environmental Laws, common law principles, or other legal standards.

          With respect to the generation, transportation, treatment, storage and disposal or other handling of Medical Waste, EOF has complied with all Applicable Laws.

     Rates and Reimbursement Policies. The jurisdictions in which EOF is operating do not currently impose any restrictions or limitations on rates which may be charged to private pay patients receiving services of the type presently provided by EOF. EOF does not have any rate appeal currently pending before any governmental authority or any administrator of any third-party payor program.

     Accounts Receivable. All Accounts Receivable that are reflected on the Balance Sheet or the Interim Balance Sheet or in the accounting records of EOF as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by EOF or the Physician Owners on behalf of EOF in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectable net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet (which reserves are adequate and calculated consistent with past practice). To the Knowledge of EOF and Kremer, there is no contest, claim, defense or right of setoff against such Accounts Receivable, except for customary third party payor allowances.

     Guaranties. EOF is not a guarantor and otherwise is not liable for any liability or obligation (including indebtedness) of any other Person.

     Powers of Attorney. There are no outstanding powers of attorney executed by EOF, except as may be contained in financing documents or security agreements listed on Schedule 3(j) and provided to TLC.

     Brokers' Fees. Except as set forth on Schedule 3(x), EOF does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     Survey Results. Attached as Schedule 3(y) are true and correct copies of the most recent building survey inspection and patient care survey results conducted by the Pennsylvania Department of Health. EOF and Kremer represent and warrant that the plan of correction for each deficiency has been properly implemented and that the operation of the ASC Assets are currently in compliance with such plan or plans of correction as noted on the attached Schedule 3(y).

     Net Names. To the Knowledge of EOF and Kremer, Schedule 3(z) contains a complete and accurate list of all rights in the internet domain names presently used by EOF (collectively "Net Names"). All Net Names have been registered in the name of EOF. No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and to the Knowledge of EOF and Kremer, no such action is threatened with respect to any Net Name. To the Knowledge of EOF and Kremer, there is no domain name application pending of any other person which would interfere with or infringe upon any Net Name.

     Full Disclosure. To the Knowledge of EOF and Kremer, no representation or warranty made by EOF in this Agreement contains or will contain any untrue statement of a fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading.

     Representations and Warranties of TLC. TLC represents and warrants to EOF and Kremer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

     Organization. TLC is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the character or location of the properties owned or the business conducted by TLC makes such qualifications necessary. TLC has the full power and authority to carry on the business in which it is engaged and to own and use the properties owned, leased and used by it. TLC is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     Authorization of Transaction. TLC has full power and authority to execute and deliver this Agreement. The execution, delivery and performance by TLC has been duly authorized by all necessary action on the part of TLC. This Agreement constitutes the valid and legally binding obligation of TLC, enforceable in accordance with its terms and conditions.

     Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Body, professional regulatory organization or court to which TLC is subject or may become subject as a result of the transaction contemplated by this Agreement, or any provision of the Articles of Incorporation or the bylaws of TLC or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which TLC is a party or by which it is bound or to which any of its assets is subject. Other than state and federal filings required by the Securities Act and similar state statutes, TLC does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order for the Parties to consummate the transactions contemplated by this Agreement.

     Certain SEC Filings. The most recent 10-K report of TLC Vision Corporation ("TLC Vision"), the parent corporation of TLC, and all periodic TLC Vision reports filed with the Securities Exchange Commission thereafter do not contain any untrue statement of any material fact and do not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading.

     Litigation. TLC is not a party to any litigation which would prevent TLC from consummating the Contemplated Transactions. To the Knowledge of TLC there is no threatened litigation which would prevent TLC from consummating the Contemplated Transactions.

     Brokers' Fees. Except as set forth on Schedule 4(f), TLC does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which EOF or Kremer could become liable or obligated.

     Full Knowledge. To the Knowledge of TLC, no representation or warranty made by TLC in this Agreement contains or will contain any untrue statement of a fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading.

     Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

     General. Each of the Parties will take all reasonable actions and to do all reasonable things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Section 6 below) to be satisfied by him or it. This Section shall not be construed to obligate any of the Parties to waive any condition precedent to his or its obligations to perform hereunder.

     Notices and Consents. EOF will give any notices to third parties, and will take all reasonable actions requested by TLC to obtain any third party consents (other than the payment of cash or other consideration requested by third parties in connection with the delivery of consents for the assignment of contracts or agreements under this Agreement), necessary or required to consummate the transaction or the assignment of contracts or agreements set forth on Schedules 1(a), (b) and (c) or any permits or licenses of EOF included in the Purchased Assets.

     Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and take all reasonable actions to obtain any authorizations, consents, and approvals of Governmental Bodies and governmental agencies in connection with the transactions contemplated by this Agreement.

     Operation of Business. From the date of this Agreement through the Closing Date, EOF shall (and Kremer shall cause EOF to):

          conduct its business in the Ordinary Course of Business, except that it may make extraordinary distributions of cash, settle any lawsuits on terms acceptable to it provided that such terms do not have an adverse effect on the Purchased Assets or TLC's ability to operate the Purchased Assets after Closing, repurchase warrants and pay one-time bonuses to a limited number of employees in connection with the consummation of the transaction and enter into a redemption agreement with any one or more of its Physician Owners;

          except as otherwise directed by TLC in writing, and without making any commitment on TLC's behalf, take all reasonable action to preserve intact EOF's current business organization, keep available the services of its officers, employees and independent contractors and maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

          make no changes in management personnel without prior consultation with TLC; and

          maintain the Purchased Assets in a state of repair and condition consistent with normal conduct of EOF's business.

     From the date of this Agreement through the Closing Date, EOF will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

          (i) EOF will not authorize or effect any change in its articles of incorporation or bylaws;

          EOF will not grant any options, warrants, or other rights to purchase or obtain any of its shares or issue, sell, or otherwise dispose of any of its shares;

          EOF will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

          EOF will not impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

          EOF will not make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

          EOF will not make any change in employment terms for any of the Physician Owners or its managers, officers, and employees outside the Ordinary Course of Business other than to terminate existing employment agreements with Physician Owners immediately prior to Closing; and

          EOF will not commit to do any of the foregoing.

     Further Acts and Assurances. Following Closing, each Party shall deliver to the other Parties, without cost or expense to such Party, such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements, without cost or expense to that Party, as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose herein, including but not limited to (i) taking any and all reasonable steps necessary to place TLC in possession and operating control of the Purchased Assets; (ii) for reducing to possession, any or all of the Purchased Assets; (iii) putting in place new third party payor agreements substantially similar to the agreements with third party payors listed on Schedule 3(j); or (iv) executing and delivering any and all agreements, documents or instruments reasonably necessary to assign EOF's rights in and to its Medicare provider number in accordance with the provisions of Section 2(j).

     Full Access. Upon three (3) business days prior notice, EOF will permit representatives of the TLC to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to EOF during normal business hours. TLC (i) will treat and hold as such any confidential information it receives from EOF in the course of the reviews contemplated by this Section 0, and (ii) will not use any of the confidential information except in connection with this Agreement, except as required by Applicable Law.

     Notice of Developments. Each Party will give prompt written notice to the other Parties of any adverse development causing a breach of any of its own representations in Section 3 or Section 4 above within five (5) business days of becoming aware of such breach (but in any event prior to Closing). The aforementioned notice shall include an updated Schedule. Unless the party receiving the updated Schedule has the right to terminate this Agreement under
Section 8(a)(iv) below by reason of the development and exercises that right within the period of five (5) business days, the written notice pursuant to this
Section 5(g) will be deemed to have amended the applicable Schedule or Schedules, and to have qualified the representations contained in Section 3 or
Section 4 above, as applicable.

     Exclusivity. Until the earlier of (i) July 12, 2005 or (ii) the Closing Date, EOF will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of EOF (including any acquisition structured as a merger, consolidation, or share exchange). EOF shall notify TLC immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     Collection of Accounts Receivable. EOF (prior to its dissolution) and Kremer agree to cooperate with TLC and the Successor Medical Practice in the collection of Accounts Receivable owned by EOF as of the Closing Date acquired pursuant to this Agreement but EOF and Kremer shall not be required to bear any cost or expense in providing such cooperation. TLC, at its option, shall have the right to require the collection of said Accounts Receivable through a lockbox or bank account sweep arrangement. In connection therewith, EOF and Kremer agree to execute the necessary documents and follow the necessary procedures as described in the Service Agreement to accommodate the collection of the Accounts Receivable in such manner.

     Corporate Authorization. In the absence of a breach of this Agreement by TLC and the satisfaction of all conditions to the EOF's obligations to consummate the transactions under Section 0, by execution of this Agreement, Kremer agrees to take any and all steps, (other than the payment of cash or other consideration requested by third parties or TLC) necessary and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such acts, deeds and assurances required in order to consummate the transactions contemplated by this Agreement, including voting as a director of EOF in favor of the transactions contemplated by this Agreement and voting as an owner of EOF in favor of the transactions contemplated by this Agreement at any meeting (or in any action by written consent) required by the Pennsylvania Professional Corporation Act.

     Malpractice Insurance. On or before Closing, EOF shall procure for itself, until the statute of limitations expires, an extended reporting endorsement (tail coverage) for any policy of malpractice insurance which was not an occurrence policy covering EOF and Kremer for acts prior to the Closing Date (the "Tail Policy"). To the extent it is required, the Tail Policy shall contain coverage limits of no less than $1,000,000 per incident and $3,000,000 in the aggregate on a claims made basis..

     Employee Benefit Plans. At or as soon as reasonably practicable after Closing EOF will take action to terminate all Employee Benefit Plans in accordance with Applicable Law, except for EOF's health plan and flexible spending account which may be assumed by TLC or an Affiliate of TLC at Closing. TLC shall notify EOF prior to Closing as to whether or not it intends to assume either EOF's health plan or flexible spending account. All nonphysician employees of EOF which are offered employment with Management LLC shall be offered employment on terms and conditions comparable to those that are currently in effect on the Closing Date.

     Change of Name. Within (30) days of the Closing Date, EOF shall change its name from "Eyes of the Future, Inc." to some other name that will not be confused with such prior name and cease using the tradename "Kremer Laser Eye Center" or any variation thereof using the name "Kremer". EOF shall provide TLC with documentation that it has changed its name as soon as reasonably practicable after such change has been made.

     Interim Financial Statements. Until the Closing Date, EOF shall deliver to TLC within thirty (30) days after the end of each month a copy of EOF's balance sheet and statement of income as of that date prepared in a manner and containing information consistent with EOF's current practices.

     Access to Books and Records after Closing. TLC shall give EOF and its accountants or other representatives, reasonable access during normal business hours to the books and records included in the Purchased Assets which related to periods prior to Closing and which are necessary for the completion of EOF's tax returns. EOF shall be allowed to make copies of such information and retain such copies.

     Satisfaction of Warrants. EOF shall cancel, redeem or otherwise satisfy any outstanding warrants or other rights to purchase an equity interest in EOF at or prior to Closing.

     Assistance With Future Claims. TLC covenants that for a period of two (2) years following the Closing, employees of TLC or its Affiliates who were once employees of EOF may provide EOF with reasonable assistance in connection with the defense of any claims or litigation against EOF without additional cost to EOF; provided, however, that such assistance shall not materially interfere with the performance of such employee's employment duties to TLC or its Affiliates.

     Retained Liabilities. EOF shall satisfy or cause to be satisfied all of the Retained Liabilities.

     Conditions to Obligation to Close.

     Conditions to Obligation of TLC . The obligation of TLC to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

          EOF shall have procured all of the third party consents, and where indicated lease assignments in a form reasonably satisfactory to TLC, for all the agreements specified on Schedule 0;

          As of the Closing Date the representations and warranties set forth in
     Section 3 above shall not contain any misrepresentations which in the aggregate would likely result in a Material Adverse Effect or Material Adverse Change;

          EOF and Kremer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
     (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of TLC or its Affiliates to own the Purchased Assets or assume the Assumed Contracts;

          All actions to be taken by EOF or Kremer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby, have been taken or delivered to TLC and are reasonably satisfactory in form and substance to TLC;

          Simultaneously with the Closing of the Contemplated Transactions, the Investor Physicians shall purchase an eighteen percent (18%) interest in the aggregate in each of the ASC LLC and Management LLC as contemplated under the LLC Purchase Transaction Documents;

          Simultaneously with the Closing of the Contemplated Transactions, TLC or its Affiliates shall have received a Provider Employment Agreement executed by each of the Providers listed in Schedule 2(i) of this Agreement in substantially the form of Exhibit 6(a)(vii);

          Simultaneously with the Closing of the Contemplated Transactions, TLC and Frederic B. Kremer, M.D., P.C. shall consummate the transactions contemplated under the Frederic B. Kremer, M.D., P.C. Transaction Documents;

          Simultaneously with the Closing of the Contemplated Transactions, TLC or an Affiliate of TLC shall have entered into a new lease agreement with Kremer Real Estate 5 Limited Partnership for the property used by EOF at 200 Mall Blvd., King of Prussia, PA;

          Simultaneously with the Closing of the Contemplated Transaction, TLC or an Affiliate of TLC shall have entered into a new lease agreement with Kremer for the property used by EOF at 419 West County Line Road, Hatboro, PA;

          All licenses, permits and approvals necessary and authorizations for the operation of the Purchased Assets as contemplated by this Agreement shall have been obtained by TLC and be in full force and effect;

          TLC and its Affiliates shall have obtained or have reasonable assurances that they will obtain (at their own cost and expense) (a) certification for participation in the Medicaid programs of the Commonwealth of Pennsylvania, Delaware and New Jersey; and (b) certification from the appropriate agency of the federal government for participation in the federal Medicare program;

          All material consents, approvals and authorizations necessary for consummation by TLC of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect; and

          The execution and delivery of all items required to be delivered by EOF and Kremer under Section 7.

     TLC may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

     Conditions to Obligation of EOF and Kremer. The obligations of EOF and Kremer to consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions:

          As of the Closing Date the representations and warranties set forth in
     Section 4 above shall not contain any misrepresentations which in the aggregate would likely result in a Material Adverse Effect or Material Adverse Change;

          TLC shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of TLC to own the Purchased Assets or assume the Assumed Contracts;

          All actions to be taken by TLC in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby, have been taken or delivered to EOF and are reasonably satisfactory in form and substance to EOF;

          Simultaneously with the Closing of the Contemplated Transactions, all transactions contemplated under the LLC Transaction Documents, and the Frederic B. Kremer, M.D., P.C. Transaction Documents shall close in accordance with their respective terms;

          All material consents, approvals and authorizations necessary for consummation by TLC of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect;

          Simultaneously with the Closing of the Contemplated Transactions, TLC or its Affiliates shall have received a Provider Employment Agreement executed by each of the Providers listed in Schedule 2(i) of this Agreement in substantially the form of Exhibit 6(a)(vii);

          Simultaneously with the Closing of the Contemplated Transactions, TLC and Frederic B. Kremer, M.D., P.C. shall consummate the transactions contemplated under the Frederic B. Kremer, M.D., P.C. Transaction Documents;

          Simultaneously with the Closing of the Contemplated Transactions, TLC or an Affiliate of TLC shall have entered into a new lease agreement with Kremer Real Estate 5 Limited Partnership for the property used by EOF at 200 Mall Blvd., King of Prussia, PA;

          Simultaneously with the Closing of the Contemplated Transaction, TLC or an Affiliate of TLC shall have entered into a new lease agreement with Kremer for the property used by EOF at 419 West County Line Road, Hatboro, PA;

          The execution and delivery by TLC or an Affiliate of TLC of one or more the Assignment and Assumption Agreements (as defined in Section 7); and

          The execution and delivery by TLC or an Affiliate of TLC of all the items required to be delivered by TLC or its Affiliates under Section 7.

     EOF may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

     Items to be Delivered at or Prior to Closing.

     By EOF and Kremer. EOF and Kremer, as applicable, shall execute and deliver to TLC, prior to or at the Closing:

          Certified resolutions of EOF authorizing the execution of all documents and the consummation of all transactions contemplated hereby;

          A Bill of Sale in substantially the form attached hereto as Exhibit 0;

          One or more Assignment and Assumption Agreements in substantially the form attached hereto as Exhibit 0 under the terms of which TLC or its Affiliates shall agree to assume all of the Assumed Liabilities;

          Intentionally Deleted;

          A certificate duly executed by the President of EOF that as of the Closing Date, all representations and warranties of EOF do not contain any misrepresentations which in the aggregate would likely result in a Material Adverse Effect or Material Adverse Change;

          An opinion from EOF's counsel in substantially the form attached hereto as Exhibit 0;

          A restrictive covenant agreement executed by Frederic B. Kremer, M.D. in substantially the form attached hereto as Exhibit 1(a); and

          Such other instruments as may be reasonably requested by TLC in order to effect to or carry out the intent of this Agreement.

     By TLC. TLC shall deliver to EOF at or prior to the Closing:

          The Purchase Price;

          An opinion from TLC's counsel in substantially the form attached hereto as Exhibit 0;

          A certificate, duly executed by an officer of TLC, stating as of the Closing Date, all representations and warranties of TLC do not contain any misrepresentations which in the aggregate would likely result in a Material Adverse Effect or Material Adverse Change;

          Such other instruments as may be reasonably requested by EOF or Kremer in order to effect to or carry out the intent of this Agreement.

     Termination.

     Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

          the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date;

          TLC may terminate this Agreement by giving written notice to EOF at any time prior to the Closing Date (A) in the event the representations and warranties of EOF or Kremer contain any misrepresentations which in the aggregate would likely result in a Material Adverse Effect or Material Adverse Change; or (B) if the Closing shall not have occurred on or before July 11, 2005, by reason of the failure of any condition precedent under
     Section 6(a) hereof (unless the failure results primarily from TLC breaching any representation, warranty, or covenant contained in this Agreement); or

          EOF may terminate this Agreement by giving written notice to TLC at any time prior to the Closing Date (A) in the event the representations and warranties of TLC contain any misrepresentations which in the aggregate would likely result in a Material Adverse Effect or Material Adverse Change; or (B) if the Closing shall not have occurred on or before July 11, 2005, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from EOF or Kremer breaching any representation, warranty, or covenant contained in this Agreement).

          Any Party may terminate this Agreement by giving written notice to the other Parties at any time prior to Closing in the event (A) any Party has within the previous ten (10) business days given such Party any notice pursuant to Section 5(g) above and (B) the development that is the subject of the notice (when considered in the aggregate with all prior such notices) would likely have a Material Adverse Effect.

     Effect of Termination. If any Party terminates this Agreement pursuant to
Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

     Indemnification; Remedies.

     Survival. All representations, warranties, covenants and obligations in this Agreement and the FBK Purchase Agreement and any certificate or document delivered pursuant to this Agreement or the FBK Purchase Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement, subject to Section 0. It is the intent of the parties to address the indemnification obligations of TLC and Kremer under both this Agreement and the FBK Purchase Agreement in this Section 9 of this Agreement. For purposes of this Section, to the extent a claim is made arising out of or related to the FBK Purchase Agreement and defined terms in this Section are defined both in this Agreement and the FBK Purchase Agreement the meaning ascribed to such term shall have the meaning ascribed to it under the FBK Purchase Agreement.

     Indemnification And Reimbursement By Kremer. Kremer will indemnify and hold harmless TLC, and its representatives, members, managers, officers, agents, subsidiaries and Affiliates (collectively, the "TLC Indemnified Persons"), and will reimburse TLC Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value but not for any special damages or punitive damages (collectively, "Damages"), whether or not involving a claim by a third party (a "Third Party Claim"), arising from or in connection with any of the items below.

          any breach of any representation or warranty made by EOF, FBK or Kremer in (a) this Agreement or the FBK Purchase Agreement; (b) the Bill of Sale delivered under this Agreement or the FBK Purchase Agreement; (c) the Assignment and Assumption Agreement(s) delivered under this Agreement or the FBK Purchase Agreement or (d) any assignment of any lease or sublease, delivered by EOF, FBK or Kremer pursuant to this Agreement or the FBK Purchase Agreement;

          any breach of any covenant or obligation of EOF, FBK or Kremer in (a) this Agreement or the FBK Purchase Agreement; (b) the Bill of Sale delivered under this Agreement or the FBK Purchase Agreement; (c) the Assignment and Assumption Agreement(s) delivered under this Agreement or the FBK Purchase Agreement; or (d) any assignment of any lease or sublease, delivered by EOF, FBK or Kremer pursuant to this Agreement or the FBK Purchase Agreement;

          any Liability arising out of the ownership or operation of EOF or FBK prior to the Effective Time other than Liabilities expressly assumed by TLC or its Affiliates pursuant to this Agreement or the FBK Purchase Agreement;

          any noncompliance with any bulk transfer laws or fraudulent transfer law in respect of the transactions contemplated by this Agreement or the FBK Purchase Agreement;

          any Liability relating to any Employee Benefit Plan maintained by EOF or any Affiliate of EOF, including but not limited to FBK; or

          any Liability relating to the rendering of professional services by a physician employee of EOF or FBK while employed by EOF or FBK, including but not limited to Liabilities for medical malpractice if such claim relates to or arises out of an act or omission which occurred prior to the Effective Time.

          Indemnification And Reimbursement By TLC.

          TLC will indemnify and hold harmless Kremer, EOF, FBK its officers, directors, shareholders, managers, Affiliates, successors, heirs and assigns (the "EOF Indemnified Persons") and will reimburse Kremer, EOF or FBK, for any Damages arising from or in connection with:

               any breach of any representation or warranty made by TLC in (a) this Agreement or the FBK Purchase Agreement; (b) the Bill of Sale delivered under this Agreement or the FBK Purchase Agreement; (c) the Assignment and Assumption Agreement(s) delivered under this Agreement or the FBK Purchase Agreement; or (d) any assignment of any lease or sublease, delivered by EOF, FBK or Kremer pursuant to this Agreement or the FBK Purchase Agreement.

               any breach of any covenant or obligation of TLC or its Affiliates in (a) this Agreement or the FBK Purchase Agreement; (b) the Bill of Sale delivered under this Agreement or the FBK Purchase Agreement; (c) the Assignment and Assumption Agreement(s) delivered under this Agreement or the FBK Purchase Agreement; or (d) any assignment of any lease or sublease, delivered by EOF, FBK or Kremer pursuant to this Agreement or the FBK Purchase Agreement;

               any Assumed Liabilities under this Agreement or the FBK Purchase Agreement; or

               any Liability arising out of the ownership of the Purchased Assets as defined in this Agreement or the FBK Purchase Agreement and occurring after the Effective Time or the operation of TLC or any other subsidiary or Affiliate of TLC.

          TLC will indemnify and hold harmless each EOF Indemnified Person (other than the Physician Investors) and will reimburse each such EOF Indemnified Person (other than the Physician Investors), for any Liability arising out of any act or omission in connection with the rendering of professional services by any of the Physician Investors occurring from and after Closing.

     Limitation on Amount. Neither Kremer nor EOF or FBK shall have any liability for indemnification with respect to claims under Section 0 until the aggregate of all Damages (e.g. the sum of the total amount of Damages incurred under this Agreement and the FBK Purchase Agreement) incurred by TLC Indemnified Persons for such claims exceeds Five Hundred Thousand and 00/100 Dollars ($500,000) (the "Indemnity Threshold") and then only for the amount by which such Damages exceeds the Indemnity Threshold. Further, the maximum liability shall be capped at Fourteen Million Eight Hundred Ten Thousand Five Hundred and 00/100 Dollars ($14,810,500) (the "Indemnification Cap"). However, the Indemnification Threshold shall not apply to Damages resulting from (i) any intentional breach of any covenant or obligation described in Section 5 of this Agreement or the FBK Purchase Agreement (other than with respect to Section 5(r) of this Agreement or the FBK Purchase Agreement); (ii) any matters arising in respect of Sections 0, 0, 0, 0, 0, 0, 0, or 0 of this Agreement or the FBK Purchase Agreement; (iii) the covenants and obligations of EOF and Kremer or FBK and Kremer to pay or satisfy the items in Section 2(b)(ii)E, F, G, and H of this Agreement or the FBK Purchase Agreement; or (iv) fraudulent conduct of either EOF, FBK or Kremer.

     Time Limitations.

          If the Closing occurs, Kremer will have Liability (for indemnification or otherwise) with respect to any breach by Kremer, EOF or FBK of (i) a covenant or obligation to be performed or complied with prior to the Closing under either this Agreement or the FBK Purchase Agreement, or (ii) a representation or warranty under this Agreement or the FBK Purchase Agreement (other than those in Sections 0, 0, 0, 0, 0, 0, 0, or 0, of this Agreement or the FBK Purchase Agreement as to which a claim may be made at any time before the expiration of sixty (60) days from and after the expiration of the applicable statute of limitations relating to the underlying claim), only if on or before the period ending five hundred forty (540) days from and after the Closing Date, TLC notifies Kremer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by TLC. If the time for performance of any covenant under this Agreement or the FBK Purchase Agreement extends beyond the period extending five hundred forty (540) days from and after the Closing Date, a claim may be made within one hundred eighty days (180) from the expiration of the date of performance of such covenant.

          If the Closing occurs, TLC will have Liability (for indemnification or otherwise) with respect to any breach by TLC of (i) a covenant or obligation to be performed or complied with prior to the Closing under this Agreement or the FBK Purchase Agreement or (ii) a representation or warranty under this Agreement or the FBK Purchase Agreement (other than that set forth in Section 0, 0or 0 of this Agreement or the FBK Purchase Agreement as to which a claim may be made at any time before the expiration of sixty (60) days from and after the expiration of the applicable statute of limitations relating to the underlying claim), only if on or before the period ending five hundred forty (540) days from and after the Closing Date, EOF or Kremer notifies TLC of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by EOF or Kremer as applicable. If the time for performance of any covenant under this Agreement or the FBK Purchase Agreement extends beyond the period extending five hundred forty (540) days from and after the Closing Date, a claim may be made within one hundred eighty days (180) from the expiration of the date of performance.

          EOF, FBK and Kremer shall have no Liability in respect of any claim if such claim would not have arisen but for a change in legislation or accounting policies as pronounced by the Financial Accounting Standards Board or the Accounting Principles Board made after the Closing Date or a change in the interpretation of the law as determined by any court of competent jurisdiction or pursuant to an administrative rule making decision of a Governmental Body after the Closing Date.

          EOF, FBK and Kremer shall have no Liability in respect of any of their representations or warranties set forth in Section 3 of this Agreement to the extent that any TLC representative specifically referenced in the definition of Knowledge was provided prior to Closing with written documentation that contained information which provided such TLC representative with Knowledge of a breach of a representation or warranty of EOF, FBK or Kremer.

          Nothing in this Section 9 shall limit or restrict TLC's general obligation under the governing law to mitigate any loss or damage which it may incur in consequence of any matter giving rise to a potential claim under this Agreement.

          The amount of any Damages otherwise payable to a TLC Indemnified Person shall be net of any tax benefits for any TLC Indemnified Person as a result of the Damages and any insurance proceeds paid to any TLC Indemnified Person under any applicable insurance policy.

          Third-Party Claims.

          Promptly after receipt by a person entitled to indemnity under this
     Section 0 of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the person obligated to indemnify pursuant to this Section (an "Indemnifying Person") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

          If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 0 of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 0 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification unless the Indemnifying Party notifies the Indemnified Party that it disputes or may dispute its indemnification obligation with respect to such Third-Party Claim, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of any legal requirement or any violation of the rights of any person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and
     (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person to the extent it is finally determined that such Third-Party Claim is the obligation of the Indemnifying Person.

          Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may materially adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          EOF (prior to its dissolution) and Kremer hereby consent to the nonexclusive jurisdiction of any court in which a proceeding in respect of a Third-Party Claim is brought against any TLC Indemnified Person for purposes of any claim that a TLC Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein and agree that process may be served on the EOF with respect to such a claim anywhere in the world; provided, however, that the Person asserting such Third-Party Claim and the TLC Indemnified Persons each are subject to such jurisdiction.

          With respect to any Third-Party Claim subject to indemnification under this Section 0: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other person fully informed of the status of such Third-Party Claim and any related proceedings at all stages thereof where such person is not represented by its own counsel, and
     (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

          With respect to any Third-Party Claim subject to indemnification under this Section 0, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and
     (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

     Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought and shall be paid promptly after such notice unless a written notice disputing such claim is sent to the asserting party within twenty
(20) days of receipt of the claim in writing.

     Exclusive Remedy. Indemnification for claims made pursuant to, and as limited by, the provisions of this Section 9, shall be the exclusive remedy of any Party to this Agreement for any claim against any other Party to this Agreement for money damages arising out of or in connection with this Agreement.

     Miscellaneous.

     Notices. Except as otherwise provided in this Agreement, any notice, payment, demand, request or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be duly given by the applicable party if given to the applicable party at the following address or facsimile number:

          If to EOF or                            Copy to:
          Frederic B. Kremer, M.D.:

          Eyes of the Future, P.C.                Blank Rome, LLP
          109 S. 13th Street                      One Logan Square
          Longport, NJ 08403                      Philadelphia, PA 19103
          Attention: Frederic B. Kremer, M.D.:    Attention: Steven Dubow
                                                  Facsimile: (215) 832-5755

          If to TLC:                              Copy to:

          540 Maryville Center Drive, Suite 200   Baker Donelson Bearman
          St. Louis, MO 63141                     Caldwell & Berkowitz P.C.
          Attention: General Counsel              4268 I-55 North
          Facsimile: 314-434-7251                 Jackson MS 39211
                                                  Attention: Charles W. Ferguson
                                                  Facsimile: (601) 592-2479

     Any such notice shall, for all purposes, be deemed to be given and received:

               if given by facsimile, when the facsimile is transmitted to the party's facsimile number specified in Section 10(a) and confirmation of complete receipt is received by the transmitting party during normal business hours on any business day or on the next business day if not confirmed during normal business hours; provided, however, that a hard copy must also be sent via nationally recognized and reputable overnight delivery service;

               if by hand, when delivered;

               if given by nationally recognized and reputable overnight delivery service, the business day on which the notice is actually received by the party; or

               if given by certified mail, return receipt requested, postage prepaid, two (2) business days after posted with the United States Postal Service.

     Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

     Parties in Interest. Except as otherwise provided in this Agreement, this Agreement shall be binding upon the Parties hereto and their successors, heirs, devisees, assigns, legal representatives, executors and administrators.

     Section References. Section and subsection references shall, unless the context requires otherwise, include all subsections, paragraphs, etc. that comprise such Section and/or subsection. For example, a reference to Section 5.1, unless the context requires otherwise, shall include 5.1, 5.1.1, 5.1.2, etc.

     Integration. This Agreement, the Frederic B. Kremer, M.D., P.C. Transaction Documents, the Bill of Sale, the Assignment and Assumption Agreement and the assignment of leases contemplated under this Agreement embody the entire agreement and understanding among the Parties and supersedes all prior agreements and understandings, if any, among and between the Parties relating to the subject matter hereof.

     Applicable Law. This Agreement and the rights of the Parties shall be governed by, construed, and enforced in accordance with the laws of the Commonwealth of Pennsylvania excluding conflicts of law provisions.

     Specific Performance. Each Party acknowledges that the breach of the provisions of this Agreement may cause irreparable injury to the other Party for which monetary damages are inadequate, difficult to compute, or both and which will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, the Party who may be injured (in addition to any other remedies which may be available to such Party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach, or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

     Interpretation. Each Party has had the opportunity to have this Agreement reviewed by counsel and be advised by counsel as to the rights and obligations of each Party. This Agreement shall not be construed or interpreted more strictly against one Party than another on grounds that the Agreement or any draft thereof was prepared by a Party or his counsel.

     Enforcement Costs. If any legal action or other proceeding is brought for the challenge or enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees, court costs, and all expenses even if not taxable as court costs (including without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

     No Referrals Required. The Parties agree that no part of this Agreement shall be construed to induce or encourage the referral of patients or the purchase of health care services or supplies. The Parties acknowledge that there is no requirement under this Agreement or any other agreement between EOF and TLC that any party refer any patients to any health care provider or purchase any health care goods or services from any source. Additionally, no payment under this Agreement is in return for the referral of patients, if any, or in return for purchasing, leasing or ordering services from TLC or any of TLC's Affiliates. The Parties may refer patients to any company or person providing services and will make such referrals, if any, consistent with professional medical judgment and the needs and wishes of the relevant patients.

     Dispute Resolution. The parties agree that in the event of any controversy, dispute or disagreement arising out of or relating to this Agreement or any other document integrated into this Agreement under Section 10(e), or the breach hereof, they shall work together in good faith first to resolve the matter and then, if necessary, shall submit the matter to binding arbitration, which shall be conducted in accordance with the procedures specified in this Section. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this Section are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the matter has not been resolved by the Parties within sixty (60) days of the disputing party's notice, the dispute shall be submitted to a single arbitrator for arbitration pursuant to the Rules and Procedures for Arbitration (the "Rules") of the American Arbitration Association (the "Service"). The location of the arbitration shall be in Washington D.C. at such facility as the Parties may mutually agree or if the Parties are unable to agree at such location determined by the arbitrator. The arbitrator shall be selected by mutual agreement of the Parties or, in the absence of such agreement, by the Service. In the event a dispute is submitted to arbitration, the applicable Parties desire to engage in limited discovery for an abbreviated time period, the reasonable parameters of which shall be set by the arbitrator, with input from the applicable Parties, taking into consideration the nature and complexity of the matters in dispute. The award of the arbitrator shall be binding and conclusive upon the Parties, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The successful or prevailing Party or Parties shall be entitled to recover reasonable attorney and arbitrator fees and expenses incurred in connection with the arbitration from the other Party to the arbitration.

     Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement and any Affiliate of TLC which may execute an assignment and assumption agreement or assignment of lease agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

     Public Announcement. EOF, Kremer and TLC have mutually agreed upon the text of a public announcement regarding the Contemplated Transactions. EOF and Kremer acknowledge and agree that TLC may release such public announcement at any time after the execution and delivery of this Agreement by EOF and Kremer.

     Continuing Obligations of EOF. The Parties acknowledge and agree that all of the obligations of EOF to TLC or its Affiliates under this Agreement shall expire upon the dissolution of EOF; provided, however, any obligation of EOF to TLC or its Affiliates that exists at the time of its dissolution shall be assumed by Kremer individually.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                        TLC VISION (USA) CORPORATION


                                        By: /s/ James C. Wachtman
                                            ------------------------------------
                                        Printed Name: James C. Wachtman
                                        Title: President and Chief Executive
                                               Officer


                                        EYES OF THE FUTURE, P.C.


                                        By: /s/ Frederic B. Kremer, M.D.
                                            ------------------------------------
                                            Frederic B. Kremer, M.D., President


                                        /s/ Frederic B. Kremer, M.D.
                                        ----------------------------------------
                                        Frederic B. Kremer, M.D., Individually

SCHEDULES AND EXHIBITS

Schedules
---------
 1(a)       Assumed Real Property Leases
 1(b)       Assumed Equipment Leases
 1(c)       Assumed Agreements, Contracts, Etc.
 1(d)       Additional Assumed Contracts
 2(b)       Assumed Liabilities
 2(h)       Price Allocation Agreement
 2(i)       Providers
 3(b)       EOF Ownership
 3(d)       Governmental Approvals
 3(i)       Changes Prior to Closing
 3(j)       Contracts
 3(k)       Undisclosed Liabilities
 3(l)       Insurance
 3(m)       Litigation
 3(p)       Employee Benefit Plans
 3(r)(iv)   EOF Licenses and Permits
 3(x)       EOF Brokers
 3(y)       Survey Results
 3(z)       Net Names
 4(f)       TLC Brokers
 6(a)(i)    Third Party Consents

Exhibits
--------
1(a)        Form of Kremer Restrictive Covenant Agreement
1(b)        Form of Services Agreement
6(a)(vii)   Form Provider Agreement
7(a)(ii)    Form of Bill of Sale
7(a)(iii)   Form of Assignment and Assumption Agreement
7(a)(vi)    Form of Opinion of Counsel to EOF
7(b)(ii)    Form of Opinion of Counsel to TLC

* The schedules and exhibits to the agreement have been omitted pursuant to Rule 601(a)(2) of Regulation S-K. Copies of the omitted material will be furnished to the Securities and Exchange Commission or its staff upon request.